EXHIBIT 1

AGREEMENT OF JOINT FILING

The undersigned hereby agree that the attached Schedule 13D, together with any and all amendments thereto, is filed on behalf of each of us, pursuant to Rule 13d-1 of the General Rules and Regulations of the Securities and Exchange Commission. This Agreement may be executed in counterparts, each of which may be deemed to be an original, but all of which together will constitute one and the same Agreement.

Date: July 23, 2007

Baugur Group hf.

By:	/s/ Gunnar Sigurðsson
Name:	Gunnar Sigurðsson
Title:	Chief Executive Officer

Mr. Jón Ásgeir Jóhannesson
/s/ Jón Ásgeir Jóhannesson
Name: Jón Ásgeir Jóhannesson